                                                           EX-10.6(a)
                 Assets Purchase Agreement

                            ASSETS PURCHASE AGREEMENT

      This agreement is entered into this 24th day of October 1997, by and between CMB II, INC., a Virginia corporation ("Seller"), and MVP Radio, Inc. a Missouri corporation ("Buyer").

                                    RECITALS

      Seller is the broadcast licensee of and owns and operates radio station KATI-FM of California, Missouri (the "Station"). Buyer wishes to buy and Seller wishes to sell and transfer to Buyer certain of Seller's assets, and Buyer wishes to obtain an assignment of, and Seller wishes to assign and transfer to Buyer, each license and authorization issued by the Federal Communications Commission (the "Commission") for the operation of the Station, all upon the terms and conditions set forth herein.

      NOW, THEREFORE, for and in consideration of the foregoing and the agreements contained herein, Seller and Buyer hereby agree as follows:

      1. Purchase and Sale of Property and Assets.

            1.1 Upon and subject to compliance with all terms and conditions of this agreement, at Closing (hereinafter defined) Buyer agrees to buy from Seller, and Seller agrees to sell, assign, transfer, convey, and deliver to Buyer all of Seller's right, title, and interest in and to all of the real, personal, tangible, and intangible property and assets owned or leased and used by Seller in the Stations' operations (including all of Seller's interests in and to any of the Stations' real or personal property; machinery; vehicles; fixtures; studio, broadcast, or transmitter equipment; supplies; music collection; contracts, and leaseholds), excluding only the property described in
Section 1.2 (collectively, the "Property Sold").

            1.2 The following are not part of the Property Sold and are not being sold to Buyer: (a) Seller's (i) rights under this agreement, (ii) cash on hand or in bank, (iii) corporate stock records, seal, and minute book, (iv) insurance policies, or the proceeds thereof, (v) books of account and original entry, (vi) unliquidated claims or choses in action, and (vii) notes or accounts receivable, including all accounts with or due from related or affiliated persons or companies; (b) such items otherwise includable as part of the Property Sold as may be disposed of by Seller before Closing in the ordinary course of Seller's business while acting in accordance with Seller's past practices, and (c) those assets of Seller not used in the Stations' operations.

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      2. Purchase Price.

            2.1 The purchase price (the "Purchase Price") payable for the Property Sold shall be the sum of One Million Fifty Thousand and no/100 Dollars ($1,050,000.00), adjusted as required by Section 2.2, to be paid by Buyer to Seller at Closing in cash or by wire transfer of immediately available federal funds and shall be allocated as set forth on Exhibit 2.01 hereof.

            2.2 (a) Operation of Station and use of the Property Sold, and any income or expenses attributable thereto, shall be for Seller's account until Closing and thereafter shall be for Buyer's account. At Closing all prepaid items (other than income taxes) that are received by Buyer or that will accrue to Buyer's benefit after Closing shall be prorated between Buyer and Seller as of Closing and the Purchase Price adjusted accordingly.

                  (b) If Buyer and Seller disagree as to the amount of any adjustment required by this Section 2.2, such disputed amount or amounts will be finally determined by Ernst & Young, and its fees and expenses shared equally by Buyer and Seller.

            2.3 Pursuant to an escrow agreement of even date herewith (the "Escrow Agreement"), Buyer has deposited with Old National Trust Company, Evansville, Indiana ("Agent") cash in the amount of Six Hundred Thousand and No/100 Dollars ($600,000.00) (together with all income earned thereon, the "Deposit"), to be held by the Agent pursuant to the terms and conditions of the Escrow Agreement.

      3. Closing; Applications; Etc.

            3.1 Unless sooner terminated as herein provided for, consummation of the sale and purchase contemplated hereby ("Closing") shall take place at 10:00 o'clock a.m., local time, at the offices of Thompson & McMullan, P.C., 100 Shockoe Slip, Richmond, Virginia 23219, on (a) the fifth (5th) business day following the date on which the Commission's consent to the Applications has become final, or (b), at Seller's option upon ten (10) days prior notice to Buyer at such earlier time for Closing as Seller designates in such notice given after Seller has received notice of the Commission's consent to the Applications, or (c) at such other time and/or place as Buyer and Seller hereafter may agree upon in writing (such date as so determined, designated, or agreed upon shall be the "Closing Date").

            3.2 In exchange for and upon receipt of the items to be delivered at Closing by Buyer, as described in Section 3.3, Seller agrees to and shall deliver or cause to be delivered to Buyer at Closing each of the following:


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                  (a) such documents and duly executed instruments as shall be necessary and appropriate to Closing, including instruments of conveyance, assignment, or transfer sufficient to assign, convey, transfer to, and vest in Buyer all of Seller's right, title, and interest in and to the Property Sold free and clear of any and all liens or encumbrances as and to the extent warranted by Seller in Section 4.6;

                  (b) a certified copy of necessary corporate proceedings and resolutions duly adopted by Seller and its shareholder(s) authorizing and approving execution and delivery of this agreement and consummation of the transactions contemplated hereby;

                  (c) the legal opinion of Messrs. Thompson & McMullan, 100 Shockoe Slip, Richmond, Virginia 23219, dated as of the Closing Date, in form and substance satisfactory to Buyer as to the matters set forth in Sections 4.1 and 4.2; and

                  (d) a list of Seller's accounts receivable (aged 30, 60, 90 days, etc.) for the Station (the "Accounts Receivable").

            3.3 Contemporaneously with Seller's performance of its obligations described in Section 3.2, Buyer agrees to and shall deliver to Seller at Closing each of the following:

                  (a) payment to Seller of the Purchase Price as described in
Section 2.1;

                  (b) the legal opinion of Buyer's legal counsel, dated as of the Closing Date, in form and substance satisfactory to Seller as to the matters set forth in Sections 7.1, 7.2, and 7.3;

                  (c) to the extent appropriate, certified copies of duly adopted resolutions authorizing and approving execution and delivery of this agreement and consummation of the transactions contemplated hereby; and

                  (d) such duly executed instruments, in form and substance satisfactory to Seller, as are required by Section 3.6.

            3.4 Until Closing Buyer shall not directly or indirectly control, determine, supervise, or direct or attempt to control, determine, supervise, or direct the operations of Station or its policies or programs.

            3.5 Within five (5) business days of the date hereof, Buyer and Seller will file or cause to be filed with the Commission appropriate, formal applications ("Applications") for consent to assignment to Buyer of the Licenses (hereinafter defined), and thereafter Seller and Buyer will diligently process the


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Applications and will supply all information, filings, and documentation concerning Buyer, Seller, and Station or their operations as the Commission reasonably may require in connection therewith. The obligation for all charges made by the Commission for filing and processing the Applications shall be borne equally by Buyer and Seller.

            3.6 As of and after Closing Buyer assumes and agrees to perform, pay, and discharge all obligations, contracts, and liabilities of Seller as of or arising after Closing pursuant to those instruments or agreements of Seller identified on Exhibit 3.06.1 and as set forth in instruments of assumption [the "Assumption Agreement(s)"], in form and substance satisfactory to Seller, to be executed and delivered to Seller by Buyer at Closing.

            3.7 At Closing, Seller will assign the Accounts Receivable to Buyer as its agent for purposes of collection only for the period of ninety (90) days immediately following Closing. During such period, as Seller's agent Buyer shall have the exclusive right to and shall collect the Accounts Receivable in Seller's name in the same manner and with the same diligence as used by Buyer to collect Buyer's own accounts, except that Buyer shall not be required to file any action or hire any collection agency for such purpose. Payments received by Buyer on an account from any customer of Buyer that is also an account debtor to Seller shall first be applied to Seller's Accounts Receivable. At the end of each calendar month, Buyer will remit all collections on such Accounts Receivable to Seller and shall deliver to Seller a summary of all such collections for such month. When received by Buyer, such collections shall be deposited in a separate account as designated by Seller. At the end of such ninety (90) day period, Buyer shall deliver all remaining collections to Seller along with a final summary of all collections for such period and shall return to Seller all such Accounts Receivable then remaining uncollected, and Buyer's responsibility and authority with respect to such Accounts Receivable thereupon shall terminate.

            3.8 Exhibit 3.08.1 is an accurate and complete list and brief description of all contracts, leases, or other agreements to which Seller is a party or to which it is bound.

      4. Seller's Representations and Warranties. To induce Buyer to enter into and perform this agreement, Seller represents and warrants to Buyer that each of the following is true:

            4.1 Seller is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, has all requisite corporate power and authority to conduct its business as it is now being conducted and to own and operate Station, and is duly domesticated and qualified to do business as a foreign corporation in the State of Missouri.


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            4.2 This agreement and the actions contemplated hereby have been validly authorized by Seller, and this agreement has been duly executed and delivered by Seller and constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or similar laws generally affecting the enforcement of creditors' rights.

            4.3 As listed and briefly identified on Exhibit 4.03, Seller presently holds licenses and authorizations issued by the Commission for the ownership and operation of the Station (the "Licenses"); the Licenses are in full force and effect, and the Station is being operated in compliance with all material terms of the Licenses and the Commission's applicable rules and regulations.

            4.4 The Property Sold, together with the assets described in Section 1.2, include all of Seller's assets that are currently being used by Seller to operate the Station.

            4.5 Except as Seller may have advised Buyer otherwise, Seller knows of no legal, administrative, arbitrative, investigative, or other suit or action pending or threatened against Seller.

            4.6 Except for property leased by Seller, at Closing Seller will convey to Buyer good, record (where applicable), and marketable title to all of the Property Sold free and clear of all liens or encumbrances other than those for (a) unpaid taxes not overdue and other liens, encumbrances, or minor imperfections of title that do not materially detract from Seller's use or materially interfere with Stations' operations as presently conducted, (b) such as would be disclosed by a survey of any real property that is a part of the Property Sold, and (c) the obligations listed on Exhibit 3.06.1 and to be assumed by Buyer at Closing pursuant to Assumption Agreements.

            4.7 Seller's execution of, delivery of, performance of, compliance with, and Closing of this agreement will not constitute a default under or result in any material breach of any term, condition, or provision of any applicable agreement to which Seller is a party

      5. Conduct Prior to Closing. Until Closing, Seller covenants and agrees that:

            5.1 Seller will carry on its business only in the ordinary course and substantially in the same manner as heretofore.


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            5.2 Upon prior reasonable notice from Buyer, Seller shall give
Buyer's authorized representatives reasonable access to the Station.

            5.3 Without Buyer's prior consent, which shall not be unreasonably withheld, Seller will not agree to any material modification of any written agreement materially affecting the Station or the Property Sold.

            5.4 Seller shall notify Buyer if it becomes aware that any litigation or other judicial proceeding has been commenced against Seller.

            5.5 No later than thirty (30) days prior to the Closing Date, Buyer shall have performed a lien search with respect to the Property Sold and notified Seller of any lien of record [other than a permitted lien described in
Section 4.6 above] as to any material portion of the Property Sold that Buyer is unwilling to waive (a "Recorded Lien"). Failure to perform such search or to notify Seller of each such Recorded Lien shall be deemed to be a waiver of Buyer's right to object to any Recorded Lien that would have been discoverable by such a search or to any defect so discovered or discoverable. Within fifteen
(15) days of receipt of such notice, Seller shall notify Buyer either that (a) Seller will cause such Recorded Lien to be cured by, upon, or at Closing on the Closing Date, or (b) Seller will not cure such Recorded Lien, and in the event of (b) Buyer may either (i) proceed to Closing on the Closing Date subject to such Recorded Lien or (ii) terminate this agreement by notice to Seller given within ten (10) days after receipt of Seller's notice and thereupon be entitled to a prompt refund of the Deposit.

      6. Conditions to Buyer's Obligations. As conditions for the benefit of Buyer, each and any of which Buyer may waive, each obligation of Buyer under this agreement shall be subject to and conditioned upon satisfaction as of Closing of each of the following:

            6.1 Seller shall have complied in all material respects with the terms of this agreement applicable to it.

            6.2 In all material respects, each of Seller's representations and warranties contained herein shall have been true and correct when made, shall be deemed to be made again at and as of Closing, and in all material respects shall then be true and correct.

            6.3 Seller shall have delivered to Buyer each item listed in Section 3.2.


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            6.4 Since the date of this agreement, no uninsured loss or damage materially affecting Station or the Property Sold shall have occurred and be continuing.

            6.5 No law or order shall directly restrain or prohibit Closing, and no suit, action, investigation, inquiry, or governmental or other proceeding, judicial or administrative, shall have been instituted or be threatened raising any material question as to the validity, legality, or enforceability of this agreement or the transactions contemplated hereby.

            6.6 The Commission's consent to the Applications shall have been obtained and, unless Seller elects otherwise, such consent shall have become a final order.

      7. Buyer's Representations and Warranties. To induce Seller to enter into and perform this agreement, Buyer represents and warrants to Seller that each of the following is true:

            7.1 Buyer has all requisite power and authority to enter into this agreement, to consummate the transactions contemplated hereby, to conduct Buyer's business as it is now being conducted, and to own and operate Buyer's properties and assets.

            7.2 This agreement and the actions contemplated hereby have been validly authorized by Buyer, and this agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, or similar laws generally affecting the enforcement of creditors' rights.

            7.3 No litigation or proceeding is pending or, to Buyer's knowledge, threatened that affects or may affect in any material, adverse manner Buyer's power, authority, or ability to consummate the transactions contemplated hereby.

            7.4 Buyer is now legally and financially qualified and able to undertake and perform Buyer's obligations under and as contemplated by this agreement, and Closing by Buyer on the Closing Date as contemplated hereby will not violate, conflict with, or be void or voidable under any instrument, law, rule, or regulation.

      8. Conditions to Seller's Obligations. As conditions for the sole benefit of Seller, each and any of which Seller may waive, each obligation of Seller under this agreement shall be subject to and conditioned upon satisfaction as of Closing of each of the following:

            8.1 Buyer shall have complied in all material respects with the terms of this agreement applicable to Buyer.


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            8.2 In all material respects, each of Buyer's representations and warranties contained herein shall have been true and correct when made, shall be deemed to be made again at and as of Closing, and in all material respects shall then be true and correct.

            8.3 Buyer shall have delivered to Seller each item listed in Section 3.3.

            8.4 Seller shall have determined that the conditions set forth in Sections 6.5 and 6.6 shall have been met to Seller's reasonable satisfaction.

            8.5 Contemporaneously with Closing hereunder, Closing (as therein defined) shall have occurred under that certain agreement of even date herewith entered into by and between Central Missouri Broadcasting, Inc. as "Seller", and Zimmer Broadcasting of Mid-Missouri, Inc. as "Buyer" for the sale to "Buyer" by "Seller" of all of the assets of radio stations KLIK-AM and KTXY-FM as therein provided.

            8.6 Buyer shall have complied in all respects with its obligations under the Time Brokerage Agreement of even date herewith entered into by and between Seller and Buyer.

      9. Miscellaneous.

            9.1. (a) Seller agrees to indemnify, defend, and hold Buyer harmless from each and any action, suit, cause of action, loss, damage, or claim (singly a "Claim"; collectively, the "Claims") asserted against or incurred or sustained by Buyer and arising from, based on, or on account of (i) Company's operation of the Station prior to Closing, (ii) any Claim asserted against Seller, or (iii) any material failure to perform or breach or untruthfulness of any material covenant, representation, or warranty of Seller herein.

                  (b) Buyer agrees to indemnify, defend, and hold Seller harmless from each and any Claim or Claims asserted against or incurred or sustained by Seller and arising from, based on, or on account of (i) Buyer's operation of the Station after Closing, (ii) any Claim asserted against Buyer, or (iii) any material failure to perform or breach or untruthfulness of any material covenant, representation or warranty of Buyer herein.

                  (c) Each indemnity obligation herein shall be enforceable only after the aggregate amount of all Claims against the indemnified party shall have exceeded Five Thousand and no/100 Dollars ($5,000.00) and shall survive Closing but expire as to all


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Claims made after the last day of the twenty-fourth (24th) full calendar month following Closing.

            9.2 Each notice or other communication hereunder shall be in writing and shall be effective only upon receipt if sent prepaid via overnight courier service, or if delivered personally, or if sent by telecopy (during business hours) followed by overnight courier service, postage prepaid, or ten (10) days after having been mailed certified or registered United States mail, postage prepaid, addressed to the appropriate party as follows:

      If to Seller:           CMB II, Inc.
                              c/o Brill Media Company, L.P.
                              420 N.W. Fifth Street
                              Evansville, Indiana 47708
                              Attention: Mr. Alan R. Brill
                              Facsimile No.: (812) 428-4021

      copy to:                Charles W. Laughlin, Esquire
                              Thompson & McMullan, P.C.
                              100 Shockoe Slip
                              Richmond, Virginia 23219
                              Facsimile No.: (804) 780-1813

      if to Buyer:            MVP Radio, Inc.
                              324 Broadway
                              P.O. Box 1610
                              Cape Giradeau, MO  63702-1610

      By a like notice, either party may change the address of such party for future notices.

            9.3 This agreement may not be assigned or amended, in whole or in part, without the prior, written consent of all parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            9.4 Without any liability on Seller as a result of such actions, Seller may, but shall not be required to, rescind and terminate this agreement and Seller's obligations hereunder by notice to Buyer (a) within thirty (30) days after Seller first receives notice either (i) that Buyer is not FCC qualified or (ii) that filings have been made in opposition to any of the Applications or that any of the Applications will be or has been designated for hearing, or (b) if Closing shall not have occurred (through no fault of Seller) within one hundred eighty (180) days of the date hereof.

            9.5 Buyer and Seller represent and warrant each to the other that only Media Services Group shall be entitled to a commission as a result of Closing, which commission, at agreed


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rates, Buyer shall pay upon Closing, and Buyer shall hold Seller harmless from any claim therefor. If a claim is made by any other broker in connection with this transaction, the party who is alleged to have engaged or retained such broker shall indemnify and hold harmless the other party from any and all liabilities and expenses connected therewith.

            9.6 Wherever used in this agreement each of the following terms shall have the meaning defined in the Section of this agreement identified below:

            Term                                      Section
            ----                                      -------
      Accounts Receivable                             ss.  3.2(d)
      Applications                                    ss.  3.5
      Agent                                           ss.  2.3
      Assumption Agreement(s)                         ss.  3.6
      Buyer                                           Preamble
      Claim(s)                                        ss.  9.1(a)
      Closing                                         ss.  3.1
      Closing Date                                    ss.  3.1
      Commission                                      Recitals
      Deposit                                         ss.  2.3
      Escrow Agreement                                ss.  2.3
      Licenses                                        ss.  4.3
      Property Sold                                   ss.  1.1
      Purchase Price                                  ss.  2.1
      Recorded Lien                                   ss.  5.5
      Seller                                          Preamble
      Station                                         Recitals

            9.7 If Closing does not occur on the Closing Date, Buyer shall forthwith return all documents received from Seller and thereafter will cause all confidential information it obtained concerning Seller, Station, or the Company to be treated as such.

            9.8 This agreement, its enforceability or interpretation, and the legal relationships between Buyer and Seller created hereby shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to such laws' principles regarding choice of law or conflicts of laws.

            9.9 The Section headings were inserted for convenience only and are not a substantive part of this agreement.

            9.10 If any one or more of the provisions contained in this agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, then to the maximum extent permitted by law such invalidity, illegality, or unenforceability shall not


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affect any other provision of this agreement or any other such instrument.

            9.11 This agreement contains the entire understanding of the parties hereto with respect to its subject matter. As between Buyer and Seller there are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings other than as expressly set forth herein, and this agreement waives, releases, and supersedes any and all such and also each and any prior agreement or understanding between the parties (or their agents, principals, or representatives) concerning the transactions contemplated hereby.

            9.12 This agreement may be executed in any number of counterparts, each of which shall constitute an original, which, when the first such counterpart shall have been executed by each of Buyer and Seller, shall constitute but one and the same agreement.

            9.13 Buyer and Seller agree that Buyer has had and shall have the right to examine the Property Sold to the extent reasonably desired, that the personal property included in the Property Sold is being sold "as is", with "all faults" as of the date hereof, reasonable wear and tear excepted, and without and excluding each and any warranty, express or implied, other than the warranty of title as and to the extent expressly set forth in Section 4.6, and that as to each, all, or any part of the personal property included in the Property Sold there is no warranty, express or implied, as to its or their merchantability, freedom or lack of freedom from defect, fitness for any particular use or purpose, or value or condition.

      IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the day, month, and year first above written.

            Seller:                 CMB II, Inc.


                                    by:___________________________
                                       a duly authorized officer


            Buyer:                  MVP Radio, Inc.


                                    by:________________________________
                                       a duly authorized officer


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                                                                    Exhibit 2.01

                          Allocation of Purchase Price

CMB II, Inc.
------------
Studio Building Leasehold Improvements                              $    5,000
Broadcast Equipment                                                    245,000
Goodwill, FCC License and other intangibles                            800,000
                                                                    ----------
Total                                                               $1,050,000
                                                                    ==========

                                                                  Exhibit 3.06.1

                 Assumed Obligations Reducing the Purchase Price
                           Pursuant to Section 3.06.1

                                    (to come)

                                                                  Exhibit 3.08.1

                                List of Contracts

                                                                    Exhibit 4.03

                                     License

KATI-FM, California, Missouri
94.3 MHz
Class "C2", 50 kw nondirectional;
  150 meters HAAT; unlimited hours
License file # BZH951013KA
Grant:  1/28/97
Expires:  2/1/05